EXHIBIT 5.01

March 18, 2013

Responsys, Inc.

1100 Grundy Lane, 3rd Floor

San Bruno, California 94066

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Responsys, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 18, 2013 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of Two Million (2,000,000) shares of the Company’s Common Stock, par value $0.0001 per share (the “Stock”), subject to issuance by the Company upon the exercise or settlement of stock options, restricted stock, stock bonus awards, stock appreciation rights, restricted stock unit awards or performance shares granted under the Company’s 2011 Equity Incentive Plan, as amended (the “2011 Plan”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on April 27, 2011 (the “Restated Certificate”);

(2)	the Company’s Bylaws, certified by the Company’s Secretary on April 27, 2011 (the “Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the prospectus prepared in connection with the Registration Statement (“Prospectus”);

(5)	the 2011 Plan and forms of agreement thereunder as filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1 on April 4, 2011;

(6)	the following minutes of meetings at which, or pursuant to which, the sale and issuance of the Stock were adopted and approved: the minutes of a meeting of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) at or in which, pursuant to the “evergreen” provisions of the Plan providing for automatic increases on January 1 of each year as described in the Plan, the Compensation Committee approved the increase in the number of shares reserved under the Plan;

Responsys, Inc.

March 18, 2013

(7)	the following minutes of meetings and actions by written consent of the Board of Directors (the “Board”) and the Company’s stockholders at which, or pursuant to which, the Restated Certificate and Bylaws were approved: (i) the Action by Unanimous Written Consent of the Board, dated March 29, 2011, in which resolutions were adopted by the Board adopting and approving the Restated Certificate and the Bylaws and (ii) the Action by Written Consent of the stockholders of the Company, dated March 30, 2011, in which resolutions were adopted by the stockholders of the Company adopting and approving the Restated Certificate and the Bylaws (the “March 2011 Stockholder Consent”);

(8)	the following minutes of meetings and actions by written consent of the Board and the Company’s stockholders at which, or pursuant to which, the 2011 Plan was approved: (i) the minutes the meeting of the Board, dated December 15, 2010, in which resolutions were adopted by the Board adopting and approving the 2011 Plan and (ii) the March Stockholder Consent in which resolutions were adopted by the stockholders of the Company adopting and approving the 2011 Plan;

(9)	the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent dated as of March 18, 2013 verifying the number of the Company’s issued and outstanding shares of capital stock as of March 15, 2013 and a list of outstanding options and warrant respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated March 15, 2013 verifying the number of such issued and outstanding securities as of March 15, 2013);

(10)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated March 18, 2013, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”); and

(11)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

The Company’s capital stock is uncertificated. We assume that issued Stock will not be reissued by the Company in uncertificated form until any previously issued stock certificate representing such issued Stock have been surrendered to the Company in accordance with DGCL Section 158 and that the Company will properly register the transfer of the Stock to the purchasers of such Stock on the Company’s record of uncertificated securities.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information

Responsys, Inc.

March 18, 2013

obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company in the Management Certificate.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The Two Million (2,000,000) shares of Stock that may be issued and sold by the Company upon the exercise or settlement of (a) stock options to be granted under the 2011 Plan, (b) awards by the Company of restricted stock, restricted stock units, performance shares or stock bonuses under the 2011 Plan, or (c) vesting of stock appreciation rights to be granted by the Company under the 2011 Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

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Responsys, Inc.

March 18, 2013

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Jeffrey Vetter
Jeffrey Vetter, a Partner